Exhibit 10.3

FORM OF
SECURED GUARANTY

THIS SECURED GUARANTY (this “Guaranty”), dated as of May 27, 2014, is made by Guardian 8 Corporation, a Nevada corporation, with headquarters located at 15230 N. 75th Street, Suite 1002, Scottsdale, Arizona  85260  (the “Guarantor”) in favor of Pinnacle Family Office Investments, L.P. (the “Agent”) for the benefit of the holders of Debentures (as defined below).

WHEREAS, Guardian 8 Holdings, a Nevada corporation, with headquarters located at 15230 N. 75th Street, Suite 1002, Scottsdale, Arizona  85260  (the “Company”) has on even date herewith issued senior secured debentures (the “Debentures”) to the Holders, as defined therein, pursuant to the terms of that certain Securities Purchase Agreement dated as of even date herewith (as amended, modified, supplemented or extended from time to time, the “Securities Purchase Agreement” and, together with all related agreements and documents issued or delivered thereunder or pursuant thereto, the “Transaction Documents”);

WHEREAS, it is a condition to the willingness of the Holders to purchase the Debentures from the Company as contemplated under the Securities Purchase Agreement that the Guarantor enters into this Guaranty for the benefit of the Holders;

WHEREAS, the Guarantor will receive either a direct or indirect benefit from the credit provided to the Company under the Transaction Documents; and

NOW THEREFORE, the parties hereto, intending to be legally bound, and in consideration of the foregoing and the mutual covenants contained herein, hereby agree as follows:

Section 1.                      Guaranty.

(a)           The Guarantor, jointly and severally, as primary obligor and not merely as surety, hereby absolutely, unconditionally and irrevocably guarantees: (i) the performance of all obligations of the Company under the Transaction Documents, including without limitation the due and punctual payment in full (and not merely the collectibility) of all obligations under the Debentures, including all principal thereof and all interest payable thereon, at the interest rate provided therein, in each case regardless of the extent allowed as a claim in any proceeding in respect of the bankruptcy, reorganization or insolvency of the Company, the Guarantor or any of their respective Affiliates (a “Reorganization”), in each case when due and payable, according to the terms of the Debentures and the other Transaction Documents, whether at stated maturity, by reason of acceleration or otherwise; (ii) the due and punctual payment in full (and not merely the collectibility) of all other sums and charges which may at any time be due and payable by the Company in accordance with, or under the terms of, the Debentures or the other Transaction Documents, whether at stated maturity, by reason of acceleration or otherwise; (iii) the due and punctual payment in full (and not merely the collectibility), performance and/or observance of all other indebtedness, liabilities, obligations, terms, covenants and conditions contained in the Transaction Documents, whether now or hereafter existing, on the part of the Company to be paid, performed or observed; and (iv) the due and punctual payment and performance in full (and not merely the collectibility) of any and all other future advances and other obligations, indebtedness, obligations and liabilities of the Company to each of the Holders of every kind and description, whether now existing or hereafter arising, whether direct, indirect or contingent, whether secured or unsecured, and howsoever evidenced, incurred or arising, including without limitation any future loans and advances made to the Company by any Holder prior to, during or following any Reorganization (all of the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

(b)           Notwithstanding any provision contained in this Guaranty or any other Guaranty Document (as defined in Section 2) to the contrary (except as set forth in clause (c) below), it is the intention and guaranty of the Guarantor and the Company that the obligations of the Guarantor under this Guaranty shall be valid and enforceable against the Guarantor to the maximum extent permitted by applicable law.  Accordingly, if any provision of this Guaranty creating any obligation of a Guarantor in favor of the Holders shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of the Guarantor and the Holders that any balance of the obligation created by such provision and all other obligations of the Guarantor to the Holders created by other provisions of this Guaranty shall remain valid and enforceable.  Likewise, if any sums which any  Holder may be otherwise entitled to collect from a Guarantor under this Guaranty shall be declared to be in excess of those permitted under any law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to the Guarantor’s obligations under this Guaranty, it is the stated intention and agreement of the Guarantor and such Holder that all sums not in excess of those permitted under such applicable law shall remain fully collectible by such Holder from the Guarantor and such excess sums shall nevertheless survive as a subordinate obligation of the Guarantor, prior to the claims of equityholders in the Guarantor.  This provision shall control every other provision of the Guaranty Documents.

Section 2.                      Security.  This Guaranty (as the same may be amended, modified, supplemented, replaced or extended from time to time) and all obligations, indebtedness or liabilities of the Guarantor arising hereunder, as well as the obligations under the other Transaction Documents, shall be secured by the Pledge and Security Agreement of even date herewith (as the same may be amended, restated, renewed, replaced, supplemented or otherwise modified from time to time, (the “Pledge Agreement”; the Pledge Agreement, together with this Guaranty and any and all other agreements now or hereafter securing this Guaranty, being collectively referred to herein as the “Guaranty Documents”).

Section 3.                      Subsequent Changes.  The Guarantor expressly agrees that each Holder may, in its sole and absolute discretion, without notice to or further assent of the Guarantor and without in any way releasing, affecting or impairing the Guaranteed Obligations and liabilities of the Guarantor hereunder: (a) waive compliance with, or any default under, or grant any other indulgences with respect to, the Guaranteed Obligations; (b) modify, amend or change any provisions of the Guaranteed Obligations; (c) grant extensions or renewals of or with respect to the Guaranteed Obligations, and/or effect any release, compromise or settlement in connection therewith; (d) agree to the substitution, exchange, release or other disposition of the Guarantor or of all or any part of the collateral securing the Guaranteed Obligations; (e) make advances for the purpose of performing any term or covenant contained in the Guaranty Documents or any other Transaction Documents evidencing the Guaranteed Obligations, with respect to which the Company shall be in default; (f) subject to the provisions of the Debentures, assign or otherwise transfer the Guaranteed Obligations, including, without limitation, the assignment and transfer of any Holder’s rights and remedies under this Guaranty, or any interest therein; (g) deal in all respects with the Company and the Guarantor, the Guaranteed Obligations or any collateral securing the Guaranteed Obligations as if this Guaranty were not in effect; (h) extend credit to the Company or the Guarantor whether or not (1) notice of election to terminate any of the Transaction Documents or any other agreement among the Holders and the Company or the Guarantor has been given by the Holders, or by the Company or the Guarantor, or (2) any Event of Default, or any event which with notice or lapse of time, or both, would constitute an Event of Default, has occurred under the Debentures or any other agreement among the Holders and the Company or the Guarantor; (i) replace any existing obligations and the documentation therefore with an amended and restated obligation and the documentation therefor; and (j) settle or compromise any or all of the Guaranteed Obligations with the Company or the Guarantor, and/or any other person or persons liable therein, and/or subordinate the payment of same or any part hereof to the payment of any other debts or claims which may at any time be due or owing to the Holders and/or other person.

Section 4.                      Direct and Absolute Obligation.  The liability of the Guarantor under this Guaranty shall be primary, direct and immediate and not conditional or contingent upon pursuit by the Holders of any remedies it may have against the Company or the Guarantor or any other party with respect to the Guaranteed Obligations, whether pursuant to the terms of the Debentures or otherwise.  The obligations of the Guarantor under this Guaranty shall be absolute and unconditional, irrespective of the genuineness, validity, regularity, enforceability or priority of the Debentures or the Transaction Documents, the Guaranteed Obligations or any other circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor and without regard to any counterclaim, setoff, declaration or defense of any kind which any party obligated under the Debentures or any other document evidencing or securing any of the Guaranteed Obligations may have or assert.  No exercise or nonexercise by any Holder of any right given to it hereunder or under the Debentures, and no change, impairment or suspension of any right or remedy of any Holder, shall in any way affect any of either Guarantor’s obligations hereunder or give the Guarantor any recourse against any Holder.  Without limiting the generality of the foregoing, no Holder shall be required to make any demand on the Company, its Affiliates and/or any other party, or otherwise pursue or exhaust its remedies against the Company or any other party, before, simultaneously with or after, enforcing its rights and remedies hereunder against the Guarantor.  Any one or more successive and/or concurrent actions may be brought hereon against the Guarantor, either in the same action, if any, brought against the Company and/or any other party, or in separate actions, as often as a Holder, in its sole discretion, may deem advisable.

Section 5.                      Waivers.

(a)           The Guarantor hereby expressly waives: (i) diligence, presentment and demand for payment and protest of nonpayment; (ii) notice of acceptance of this Guaranty and of presentment, demand, dishonor and protest; (iii) notice of any default hereunder or under the Debentures or any other Guaranteed Obligations and of all indulgences; (iv) all other notices and demands otherwise required by law which the Guarantor may lawfully waive; (v) the right to assert in any action or proceeding hereupon any setoff, counterclaim or other claim which it may have against the Holders; and (vi) the benefit of all other principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof.  As further consideration for the purchase of the Debentures by the Holders from the Company and as a material inducement to the Holders to purchase the Debentures and accept this Guaranty, the Guarantor hereby irrevocably waives, disclaims and relinquishes all claims, whether based in equity or law, whether by contract, statute or otherwise, that the Guarantor might now or hereafter have against the Company or any other person that is primarily or contingently liable on the Guaranteed Obligations guarantied hereby or that arise from the existence or performance of the Guarantor’s obligations under this Guaranty, including, but not limited to, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim or remedy of the Company or any of its Subsidiaries against the Holders or any collateral security that any Holder now has or hereafter acquires.

(b)           The Guarantor is presently informed of the financial condition of the Company and of all of the circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations.  The Guarantor hereby covenants and agrees that the Guarantor will continue to keep itself informed of the Company’s financial condition, the status of other guarantors, sureties, or other parties liable with respect to the Guaranteed Obligations, if any, and of all of the circumstances which bear upon the risk of nonpayment.  Absent a written request for such information by the Guarantor to the Holders, the Guarantor hereby waives its right if any, to require any Holder to disclose to the Guarantor any information which such Holder may now or hereafter acquire concerning such condition or circumstances, including, without limitation, the release of or revocation by any other guarantor or other party liable with respect to the Guaranteed Obligations.

Section 6.                      Unenforceability of Obligations against the Company.  If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Guaranteed Obligations, or if any of the Guaranteed Obligations have become irrecoverable from the Company by reason of its insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Guaranteed Obligations.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Debentures, the other Transaction Documents or any other agreement evidencing, securing or otherwise executed in connection with any Guaranteed Obligation shall be immediately due and payable by the Guarantor.

Section 7.                      Representations and Warranties.  The Guarantor hereby represents and warrants to the Holders that:

(a)           the Guarantor (i) is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to transact business in each jurisdiction where because of the nature of its business or property such qualification is required, (ii) has full power and authority to own its properties and assets and to carry on its business as now being conducted and as presently contemplated, and (iii) has full power and authority to execute and deliver, and perform its obligations under, the Guaranty Documents to which it is a party or signatory.

(b)           the execution and delivery of, and performance by the Guarantor of its obligations under, the Guaranty Documents are within its corporate power, have been duly authorized by all requisite action and do not and will not violate any provision of law, any order, judgment or decree of any court or other agency of government, the corporate charter or by-laws of the Guarantor or any indenture, agreement or other instrument to which the Guarantor is a party, or by which the Guarantor is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Guarantor pursuant to, any such indenture, agreement or instrument, except where such violation, conflict or default would not have a material adverse effect on the properties, assets or condition (financial or otherwise) of the Guarantor or any rights of the Holders under any of the Guaranty Documents to which it is a party (hereinafter, a “Material Adverse Effect”).  Each of the Guaranty Documents to which the Guarantor is a party, including without limitation the Pledge Agreement, constitutes the valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject, however, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally or the application of principles of equity, whether in any action in law or proceeding in equity, and subject to the availability of the remedy of specific performance or of any other equitable remedy or relief to enforce any right under any such agreement.

(c)           Except for filings to be made in connection with the Pledge Agreement (including, but not limited to, UCC-1 Financing Statements) and any other collateral document that requires the recordation or filing with any governmental authority, the Guarantor are not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental instrumentality or other agency, or any other person, in connection with or as a condition to the execution, delivery or performance of any of the Guaranty Documents to which it is a party.

(d)           There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency, including any arbitration board or tribunal, now pending or, to the knowledge of the Guarantor, threatened (nor is any basis therefor known to the Guarantor), (i) which questions the validity of any of the Guaranty Documents, or any action taken or to be taken pursuant hereto or thereto, or (ii) against or affecting the Guarantor which, if adversely determined, either in any case or in the aggregate, would have a Material Adverse Effect.

(e)           No Guarantor is a party to any agreement or instrument or subject to any corporate, partnership or other restriction which by its terms could have a Material Adverse Effect as a result of the Guarantor entering into this Guaranty or performing hereunder.

(f)           No Guarantor is in violation of any provision of its corporate charter or by-laws or any material indenture, agreement or instrument to which it is a party or by which it is bound or, to the best of the Guarantor’s knowledge and belief, of any provision of law or any order, judgment or decree of any court or other Governmental Authority except to the extent such violation would not cause a Material Adverse Effect.

Section 9.                      Affirmative Covenant.  The Guarantor hereby covenants and agrees that, until payment in full of the Guaranteed Obligations and termination of all commitments with respect thereto, the Guarantor shall comply with all of the covenants and other provisions of the Debentures which apply to it (if any).

Section 10.                      Events of Default.  In each case of the happening of an “Event of Default”, as such term (or any similar term) is defined in the Debentures (hereinafter referred to as an “Event of Default”), then and upon any such Event of Default and at any time thereafter during the continuance of such Event of Default, at the election of the Holders (or automatically in the case of certain Events of Default as specified in the Debentures), the Guaranteed Obligations and any and all other obligations of the Company and the Guarantor and any of them to the Holders shall for the purposes of this Guaranty immediately become due and payable, both as to principal and interest, without presentment, demand, or protest, all of which are hereby expressly waived, anything contained herein or other evidence of such Guaranteed Obligations to the contrary notwithstanding.

Section 11.                      Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing (including telecopied communication) and mailed or telecopied or delivered to the applicable party at the addresses indicated pursuant to the Pledge Agreement or, as to each party, at such other address as shall be designated by such parties in a written notice to the other party complying as to delivery with the terms of this Section.  All such notices, requests, demands and other communication shall be deemed given upon receipt by the party to whom such notice is directed.

Section 12.                      Place and Denomination of Payment.  All Guaranteed Obligations paid by the Guarantor hereunder shall be paid in U.S. Dollars in immediately available funds to the Holders at their offices at the address provided for above unless some other address is hereafter designated by the Holders.

Section 13.                      Subordination, Assignment and Transfer.  Until the payment and performance in full of all Guaranteed Obligations, no Guarantor shall accept or retain any distribution or other payment from the Company unless the same is not restricted under the terms of the Debentures.  The Guarantor hereby irrevocably appoints the Agent, as defined in the Pledge Agreement and as may be replaced from time to time, as the Guarantor’s attorney-in-fact in its name to demand and enforce payment of the Guarantor’s obligations and indebtedness hereunder, to prove all claims, receive all dividends and take all other action on said obligations and indebtedness in any liquidation or any proceedings whatsoever affecting the Company or their property under any bankruptcy or other laws now or hereafter in effect for the relief of debtors.

Section 14.                      Termination of Guaranty.  This Guaranty is a continuing Guaranty and shall remain in full force and effect until the indefeasible payment in full in cash or shares of Common Stock (or other property acceptable to the Holders, in their sole discretion) of the Guaranteed Obligations.

Section 15.                      Company’s Insolvency.  The obligations of the Guarantor to make payment in accordance with the terms of this Guaranty shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of the Company, any of its Subsidiaries or any of its respective estates, in bankruptcy or reorganization resulting from the operation of any present or future provision of the United States Bankruptcy Code or other statute or from the decision of any court.  The Guarantor agrees that in the event any amounts referred to herein are paid in whole or in part by the Company, any of its Subsidiaries or the Guarantor, the Guarantor’s liability hereunder shall continue and remain in full force and effect in the event that all or any part of any such payment is recovered from the Holders as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.  The Guarantor further agrees that this Guaranty includes the costs incurred by the Holders in defending any claim or suit seeking such recovery.

Section 16.                      Nonwaiver of Rights.  All rights and remedies afforded to the Holders by reason of this Guaranty and the Debentures or by law are separate and cumulative and the exercise of one shall not in any way limit or prejudice the exercise of any other such rights or remedies.  No delay or omission by the Holders in exercising any such right or remedy shall operate as a waiver thereof.  No waiver of any rights and remedies hereunder, and no modification or amendment hereof, shall be deemed made by the Holders unless in writing and duly executed.  Any such written waiver shall apply only to the particular instance specified therein and shall not impair the further exercise of such right or remedy or of any other right or remedy of the Holders, and no single or partial exercise of any right or remedy hereunder shall preclude further exercise of any other right or remedy.

Section 17.                      WAIVER OF TRIAL BY JURY.  THE GUARANTOR HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT IN OR WITH RESPECT TO THIS GUARANTY, THE GUARANTY DOCUMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH.

Section 18.                      Agency.  Pursuant to Section 16 of the Pledge Agreement and subject to the rights and obligations provided the Agent therein, the Agent may act for the Holders hereunder.

Section 19.                      Governing Law.  This Guaranty shall be construed in accordance with and governed by the laws of the State of Nevada applicable to contracts made and performed in said state.  It is intended that this Guaranty shall take effect as a sealed instrument.

Section 20.                      Successors.  This Guaranty shall inure to the benefit of, and be enforceable by, the Holders and their successors and assigns, and shall be binding upon, and enforceable against, the Guarantor and its successors and assigns.

Section 21.                      Severability.  In case this Guaranty or any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been included.

Section 22.                      Section Headings.  The section headings in this Guaranty are inserted for convenience of reference only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

Section 23.                      Counterparts.  This Guaranty may be executed by the parities hereto in several counterparts hereof and by different parties hereto on separate counterparts hereof, each of which shall be an original and all of which shall together constitute one and the same agreement.  Delivery of an executed signature page of this Guaranty by facsimile transmission or electronic mail shall be effective as an in-hand delivery of an original executed counterpart thereof.

Section 24.                      Inconsistencies.  Any inconsistencies between the provisions of this Guaranty and the Debentures shall be governed by a reference to the provisions of the Debentures.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed under seal as of the day and year first above written.

GUARANTOR:

Guardian 8 Corporation,
a Nevada Corporation

By: /s/ C. Stephen Cochennet
      C. Stephen Cochennet, CEO/President

Address for Notice and Delivery: 15230 N. 75th Street, Suite 1002 Scottsdale, Arizona 85260 Telephone: 913.317.8887 Facsimile: 480.436.5777 Attention: C. Stephen Cochennet, CEO	With a copy to: DeMint Law, PLLC 3753 Howard Hughes Parkway Second Floor Suite 314 Las Vegas, Nevada 89169 Telephone: 702.586.6436 Facsimile: 702.442.7995 Attention: Anthony N. DeMint, Esq.

[Secured Guaranty Signature Page]

IN WITNESS WHEREOF, the undersigned has duly executed the agreement as of the day and year first above written.

SECURED PARTY:

[name of buyer]

By: ________________________________
      Name:
      Title:

Address for Notice and Delivery:	With a copy to:

[Secured Guaranty Signature Page]